PROMISSORY NOTE

         $________                                      Dated:



                                   SECTION ONE

                                  TERMS OF NOTE

FOR VALUE RECEIVED, SGI INTERNATIONAL, OTC Bulletin Board symbol "SGII"
("the "Debtor"), of 1200 Prospect Street, Suite 325, La Jolla, CA 92037 promises to pay to the order of _______ (hereinafter "Holder"), the principal sum of _________($______) Dollars with interest hereon at the rate of nine percent (9%) per annum, payable upon 30 days written demand but no sooner than on ________ in cash or at the option of Debtor, all principal and interest may be paid by issuing Holder ______ shares of restricted stock of Debtor. Holder made the original loan that is the subject of this Promissory Note to SGI International on _____________. Debtor shall be in default hereunder only after Holder gives five (5) days advance written notice to Debtor that it is in default, and Debtor does not cure such default within this prescribed period.

                                   SECTION TWO
                               PREPAYMENT OF NOTE

Prepayment of the full principal balance, along with all unpaid interest, or any portion of the principal balance, along with any portion thereof of unpaid interest, is permitted at any time without penalty.

                                  SECTION THREE
                      EFFECT OF WAIVER OF RIGHTS BY HOLDER

Holder is not under any obligation to exercise any of his rights under this note, and failure to exercise his rights under this note or to delay in exercising any of his rights shall not be deemed a waiver of or in any manner impair any of the rights of Holder.

                                  SECTION FOUR
                         CUMULATIVE RIGHTS AND REMEDIES

The rights and remedies of Holder specified in this note are cumulative and do not exclude any other rights or remedies he may otherwise have.

                                  SECTION FIVE
                      ACCELERATION ON INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.

                                   SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Except as otherwise required herein, Debtor hereby waives all acts on the part of Holder required in fixing the liability of the party, including among other things presentment, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.

                                  SECTION SEVEN
                                 CHOICE OF LAWS

This note shall be governed by and construed in accordance with the laws of California in all respects, including matters of construction, validity and performance.

                                  SECTION EIGHT
                               COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by Holder in enforcing this note on default.

                                  SECTION NINE
                                INTEREST CHARGES

If a law, which applies to this note and which sets the maximum interest amount, is finally interpreted so that the interest in connection with this note exceed the permitted limits, then: (1) any such interest shall be reduced by the amount necessary to reduce the interest to the permitted limit; and (2) any sums already collected (if any) from the Debtor which exceed the permitted limits will be refunded to the Debtor. The note holder may choose to make this refund by reducing the principal Debtor owes under this note or by making a direct payment to the Debtor. If a refund reduces the principal, the reduction will be treated as a partial payment.

Dated:
SGI INTERNATIONAL
By
Authorized Signatory